FOR IMMEDIATE RELEASE	NR09-01

DYNEGY ANNOUNCES DISSOLUTION OF DEVELOPMENT

JOINT VENTURE

HOUSTON (January 2, 2009) – Dynegy Inc. (NYSE: DYN) today announced that it has entered into an agreement with LS Power Associates, L.P. to dissolve the two companies’ development joint venture. Under the terms of the dissolution, Dynegy will acquire exclusive rights, ownership and developmental control of all repowering or expansion opportunities related to its existing portfolio of operating assets. LS Power will acquire full ownership and developmental rights associated with various “greenfield” projects under consideration in Arkansas, Georgia, Iowa, Michigan and Nevada, as well as other power generation and transmission development projects not related to Dynegy’s existing operating portfolio of assets. LS Power will receive approximately $19 million in cash during the first quarter 2009 to reflect the relative value of assets exchanged. Additionally, Dynegy will record a loss in 2009 related to the transaction.

“The development landscape has changed significantly since we agreed to enter into the development joint venture with LS Power in the fall of 2006,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “Today, the development of new generation is increasingly marked by barriers to entry including external credit and regulatory factors that make development much more uncertain. In light of these market circumstances, Dynegy has elected to focus development activities and investments around our own portfolio where we control the option to develop and can manage the costs being incurred more closely.”

During an investor conference call on December 10, 2008, Dynegy announced that it was re-evaluating greenfield development options, as well as two projects under construction – Plum Point in Arkansas and Sandy Creek in Texas. Today’s announcement has no impact on the projects under construction. The company is continuing to re-evaluate its future participation in the Plum Point and Sandy Creek projects, which are expected to enter into commercial operation in 2010 and 2012, respectively. The company has previously sold portions of its interests in the two projects. Dynegy currently owns approximately 20 percent of the 665-megawatt Plum Point project and approximately 30 percent of the 900-megawatt Sandy Creek project.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 18,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements, which include statements contained in this news release regarding the environment for development of new power generation and the company’s continued participation in the Plum Point and Sandy Creek construction projects. More information about the risks and uncertainties relating to these and other forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Reports on Form 10-Q for the periods ended: March 31, 2008, as amended; June 30, 2008; and September 30, 2008, all of which are available free of charge on the SEC’s web site at http://www.sec.gov or Dynegy’s website in the Investor Relations section at http://www.dynegy.com. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

2